Exhibit (a)(1)
EMCORE CORPORATION

OFFER TO AMEND ELIGIBLE OPTIONS

NOVEMBER 19, 2008

THIS OFFER EXPIRES AT 11:59 P.M., MOUNTAIN TIME, ON DECEMBER 17, 2008,

UNLESS THIS OFFER IS EXTENDED

EMCORE Corporation (“EMCORE,” the “Company,” “us” or “we”) is making the offer set forth in this Offer to Amend Eligible Options (this “Offer to Amend” and, together with the related Letter of Transmittal and Stock Option Amendment and Cash Payment Agreement (the “Amendment Agreement”), as each may be amended or supplemented from time to time, this “Offer”) to certain individuals holding eligible outstanding stock options to purchase our common stock previously granted to those individuals under the EMCORE Corporation 2000 Incentive Stock  Option Plan (as amended and restated, the “Plan”) to amend those options. Some of the options currently outstanding under the Plan were unvested as of December 31, 2004.  In order to determine for purposes of this Offer which options that you hold were vested on December 31, 2004, and are therefore not Eligible Options (as defined below), it has been assumed that any options which you exercised were the first options to vest among the options that you hold.  An outstanding option to purchase shares of our common stock will be eligible for amendment pursuant to this Offer if it meets all of the following conditions:

•	the option was granted under the Plan;

•
the exercise price per share currently in effect for the option is less than the closing sale price per share of our common stock on the date which has been determined to be the correct date of grant of the option in accordance with the terms of the Plan  (in such circumstances, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share on the date of grant);

•
the option is held by an individual who is, on the date of this Offer to Amend and the Expiration Date (as defined below) of this Offer, a current employee of EMCORE and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”);

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion of the option may be eligible for amendment); and

•	the option is outstanding on the Expiration Date (as defined below) of this Offer.

An option that satisfies all of the foregoing conditions is designated an “Eligible Option” for purposes of this Offer.  If only a portion of an option is an Eligible Option (the portion that was unvested as of December 31, 2004), then only that portion will be amended pursuant to this Offer.  The balance of such option will not be subject to this Offer and will not be an Eligible Option.  That portion (the portion that was vested as of December 31, 2004) will retain its current exercise price and we believe it will not be subject to adverse tax consequences under Section 409A (as defined below).

EMCORE ’s executive officers and directors will not participate in this Offer, although it is expected that following this Offer two of our current executive officers, who were not Section 16(b) officers at the time they were granted options that would otherwise constitute Eligible Options, will be given an opportunity to amend the exercise price of those options on terms no more favorable than those made available to all other Eligible Optionees in this Offer.

Through its voluntary inquiry into its historical practices with respect to the granting of stock options, the Company determined that an incorrect grant date was used in granting certain options.  As a result,  the Eligible Options were granted at an exercise price below the fair market value of the Company’s common stock on the most appropriate measurement date for the Eligible Options.  Because of this, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share of our

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common stock on the date of grant.  Unless remedial action is taken to adjust the exercise price of an Eligible Option before the earlier of (1) December 31, 2008 or (2) the date on which an Eligible Optionee exercises an Eligible Option, that Eligible Option may be subject to these adverse tax consequences under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).  Eligible Optionees may be able to avoid such adverse tax consequences only if certain changes are made to the Eligible Options.  Accordingly, EMCORE is making this Offer so that the Eligible Optionees holding one or more Eligible Options will have the opportunity to amend those Eligible Options to the extent necessary to avoid such adverse tax consequences.  The adverse tax consequences of Section 409A do not apply to options that vested on or prior to December 31, 2004 or that were granted with an exercise price at or above the fair market value per share of our common stock on the date of grant.  See page 5 for a discussion of the purpose of this Offer.

If an Eligible Option is properly tendered and accepted and not validly withdrawn pursuant to this Offer, the amendment will increase the exercise price per share currently in effect for the Eligible Option to the Fair Market Value (as defined below) per share of our common stock on the date of grant of the Eligible Option.  The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of this Offer, which we expect to be December 17, 2008 (the “Amendment Date”).  The Eligible Option as so amended with the Adjusted Exercise Price will be designated an “Amended Option.”  The “Fair Market Value” per share of our common stock on any date means the closing price per share of our common stock on that date on The NASDAQ Global Market.

The Eligible Optionees whose Eligible Options are amended to increase the exercise price pursuant to this Offer will become entitled to receive from us a special cash payment (the “Cash Payment”) with respect to those Eligible Options.  The amount of the Cash Payment payable with respect to the Eligible Options that are amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (1) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (2) the number of shares of our common stock purchasable under that Eligible Option at the Adjusted Exercise Price.  The Cash Payment will be paid on the first regular payroll date after January 1, 2009.  Under applicable Internal Revenue Service (“IRS”) regulations, the Cash Payment may not be made in the same year as the Amendment Date.  The Cash Payment, when made, will be subject to all applicable withholding taxes required to be withheld by EMCORE.

If you are not an employee of EMCORE on the Expiration Date of this Offer, then you will not be eligible to participate in this Offer, none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those Eligible Options pursuant to this Offer. The tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.  You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).

This Offer will expire at 11:59 p.m., Mountain Time, on December 17, 2008, unless extended (the “Expiration Date”).

If you are an Eligible Optionee, then we will send you promptly following the commencement of this Offer a personalized Letter of Transmittal that contains the following information with respect to the Eligible Options you hold:

•	the current exercise price per share in effect for the Eligible Options;

•	the number of shares underlying the Eligible Options;

•	the dates of grant of the Eligible Options; and

•	the Fair Market Value per share of our common stock on the date of grant of the Eligible Options.

All of the options set forth in your personalized Letter of Transmittal will be Eligible Options.  To tender one or more of your Eligible Options for amendment pursuant to this Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents in the manner set forth in this Offer to Amend and the related Letter of Transmittal and its instructions.

Subject to satisfaction of the conditions of this Offer, we currently intend to accept for amendment on the Expiration Date all Eligible Options tendered by Eligible Optionees who properly accept this Offer and are employees of EMCORE on the Expiration Date.

As of October 31, 2008, options to purchase approximately 8,754,360 shares of our common stock were issued and outstanding under the Plan, of which 164,088 constitute Eligible Options.  Some of the options currently outstanding under the Plan were unvested as of December 31, 2004.  In order to determine for purposes of this Offer which options that you hold were vested on December 31, 2004, and are therefore not Eligible Options, it has been assumed that any options which you exercised were the first options to vest among the options that you hold.

We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Amend, including the conditions described in Section 7 below.  You are not required to accept this Offer.  You may accept this Offer with respect to some or all of your Eligible Options.  However, if you decide to tender a particular Eligible Option, you must tender that entire Eligible Option for amendment.  This Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment.

Although our board of directors has approved this Offer, neither we nor our board of directors will make any recommendation as to whether you should tender your Eligible Options for amendment.  You must make your own decision whether to tender your Eligible Options for amendment, after taking into account your own personal circumstances and preferences.  You should be aware that adverse tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Options if they are not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).  For that reason, we recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of accepting or declining this Offer.  See page 5 for a discussion of the potential adverse tax consequences.

Shares of our common stock trade on The NASDAQ Global Market under the symbol “EMKR.”  On November 18, 2008, the last reported sale price of our common stock on The NASDAQ Global Market was $1.33 per share.  The Adjusted Exercise Price for the Eligible Options that are amended pursuant to this Offer will represent the Fair Market Value per share of our common stock on the date of grant of the Eligible Option.  Neither the exercise price currently in effect for the Eligible Options nor the Adjusted Exercise Price for each such option amended pursuant to this Offer reflects our view of what the trading price of our common stock may be at any point in the future.

You should direct questions about this Offer or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement to Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.

We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement.  If anyone makes any representation to you or gives you any information that is different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement, you must not rely upon that representation or information as having been authorized by us.  We have not authorized any person to make any recommendation on our behalf as to whether you should tender your Eligible Options pursuant to this Offer.  If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us.  You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement to which we have referred you.

This Offer has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer.  Any representation to the contrary is a criminal offense.  All references to tax consequences are for guidance only.  We recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of accepting or declining this Offer.

IMPORTANT INFORMATION

To tender one or more of your Eligible Options for amendment pursuant to this Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents to us by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com
Delivery of the Letter of Transmittal and other required documents by any other means is not permitted.

As soon as administratively practicable following the Amendment Date, we will deliver to you a final and complete Amendment Agreement in which the Adjusted Exercise Price for each of your Amended Options and the amount of the related Cash Payment will be set forth in Schedule I to the Amendment Agreement.

The key dates to remember in connection with this Offer are as follows:

This Offer will commence on November 19, 2008.

This Offer will expire at 11:59 p.m., Mountain Time, on December 17, 2008 (unless we extend this Offer).

The Eligible Options will be amended on December 18, 2008 (unless we extend this Offer).

The Cash Payment will be paid on the first regular payroll date after January 1, 2009.

We are not making this Offer to, nor will we accept any tender of Eligible Options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any tender of Eligible Options would not be in compliance with the laws of such jurisdiction.  However, we may, at our discretion, take any actions necessary for us to legally make this Offer to option holders in any such jurisdiction.

TABLE OF CONTENTS
Page

Index to Summary Term Sheet	Q-1

Summary Term Sheet	Q-2

Certain Risks Related to Participating in This Offer	1

The Offer	2

1.	Eligible Optionees; Eligible Options; Amendment of Eligible Options and Cash Payment; Expiration Date; Additional Considerations	2

2.	Purpose of This Offer	5

3.	Status of Eligible Options Not Amended	6

4.	Procedures for Tendering Eligible Options	6

5.	Withdrawal Rights	8

6.	Acceptance of Eligible Options for Amendment and Commitment to Make Cash Payment	9

7.	Conditions of This Offer	10

8.	Price Range of Common Stock Underlying the Options	11

9.	Source and Amount of Consideration; Terms of Amended Options	12

10.	Amended Options Will Not Differ from Eligible Options	14

11.	Information Concerning EMCORE Corporation	14

12.	Interests of Executive Officers and Directors; Transactions and Arrangements Concerning the Options and Other Securities of the Company; Material Agreements with Executive Officers and Directors	18

13.	Status of Options Amended by Us in This Offer; Accounting Consequences of This Offer	18

14.	Legal Matters; Regulatory Approvals	19

15.	Material U.S. Federal Income Tax Consequences	19

16.	Extension of This Offer; Termination; Amendment	20

17.	Fees and Expenses	21

18.	Additional Information	21

19.	Forward-Looking Statements; Miscellaneous	22

Schedule I                      Information Concerning the Executive Officers and Directors of EMCORE Corporation

Schedule II                      Beneficial Ownership of EMCORE Securities by EMCORE Executive Officers and Directors

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer.  We urge you to read carefully the remainder of this Offer to Amend and the Letter of Transmittal and Amendment Agreement.  The information in this summary term sheet and in the introductory pages preceding this summary term sheet is not complete and may not contain all of the information that is important to you.  Additional important information is contained in the remainder of this Offer to Amend and the Letter of Transmittal and Amendment Agreement.  We have included page references to the relevant sections of this Offer to Amend where you can find a more complete discussion of the topics addressed in this summary term sheet.

What is this Offer?

This Offer is a voluntary opportunity for Eligible Optionees to elect to have Eligible Options amended to increase their exercise price and receive the Cash Payment with respect to those Eligible Options.

For purposes of this Offer, you should be familiar with the following terms.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to this Offer and will be equal to the Fair Market Value per share of our common stock on the date of grant of the Eligible Option.  The Adjusted Exercise Price will be effective on the first business day following the expiration of this Offer.

“Amended Option” will mean an Eligible Option that has been amended pursuant to this Offer to increase the exercise price per share of our common stock purchasable under that Eligible Option to the Adjusted Exercise Price determined for that Eligible Option.

“Amendment Agreement” will mean the Stock Option Amendment and Cash Payment Agreement that will document the Adjusted Exercise Price for each of your Amended Options and evidence our obligation to pay the Cash Payment with respect to those Amended Options.

“Amendment Date” will mean the date on which the Eligible Options is amended to increase the exercise price of that Eligible Option to the Adjusted Exercise Price and is expected to be December 18, 2008 or, if this Offer is extended, the first business day following the extended Expiration Date of this Offer.

“Cash Payment” is the special cash payment to which the Eligible Optionees will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to this Offer.  The amount of the Cash Payment payable with respect to the Eligible Options that are amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (1) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for an Eligible Option by (2) the number of shares of our common stock purchasable under that Eligible Option at the Adjusted Exercise Price.

 “Eligible Option” is an option that (1) was granted under the Plan, (2) has an exercise price per share currently in effect that is less than the closing sale price per share of our common stock on the date that has been determined to be the correct of grant of the option in accordance with the terms of the Plan (in such circumstances, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share on the date of grant), (3) is held by an Eligible Optionee, (4) was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion of the option may be an Eligible Option), and (5) is outstanding on the Expiration Date of this Offer.

“Eligible Optionee” is an individual who is, on the date of this Offer to Amend and the Expiration Date of this Offer, a current employee of EMCORE and subject to income taxation in the United States with respect to his or her Eligible Options.  EMCORE ’s executive officers and directors will not participate in this Offer, although it is expected that following this Offer two of our current executive officers, who were not Section 16(b) officers at the time they were granted options that would otherwise constitute Eligible Options, will be given an opportunity to amend the exercise price of those options on terms no more favorable than those made available to all other Eligible Optionees in this Offer.

“executive officers” refers to our executive officers, listed on Schedule I to this Offer to Amend.

“Expiration Date” means 11:59 p.m., Mountain Time, on December 17, 2008, unless we extend the period of time during which this Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which this Offer, as so extended, expires.

“Fair Market Value” per share of our common stock on any date means the closing price per share of our common stock on that date on The NASDAQ Global Market.

“Letter of Transmittal” is the form that an Eligible Optionee must use to notify the Company as to the particular Eligible Options he or she has elected to tender for amendment pursuant to this Offer.

“Plan” means the EMCORE Corporation 2000 Incentive  Stock Option  Plan, as amended and restated.

Why is EMCORE making this Offer?

Through its voluntary inquiry into its historical practices with respect to the granting of stock options, the Company determined that an incorrect grant date was used in granting certain options.  As a result the Eligible Options were granted at an exercise price below the fair market value of the Company’s common stock on the most appropriate measurement date for the Eligible Options.  Because of this, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share of our common stock on the date of grant.  Unless remedial action is taken to adjust the exercise price of an Eligible Option before the earlier of (1) December 31, 2008 or (2) the date on which an Eligible Optionee exercises an Eligible Option, that Eligible Option may be subject to these adverse tax consequences under Section 409A.  Eligible Optionees may be able to avoid such adverse tax consequences only if certain changes are made to the Eligible Options.  Accordingly, EMCORE is making this Offer so that the Eligible Optionees holding one or more Eligible Options will have the opportunity to amend those Eligible Options to the extent necessary to avoid such adverse tax consequences.  The adverse tax consequences of Section 409A do not apply to options that vested on or prior to December 31, 2004 or that were granted with an exercise price at or above the fair market value per share of our common stock on the date of grant.  See page 5 for a discussion of the purpose of this Offer.

Who is eligible to participate in this Offer?

You are an Eligible Optionee, and are, therefore, eligible to participate in this Offer if you, on the date of this Offer to Amend and the Expiration Date of this Offer, are a current employee of EMCORE and subject to income taxation in the United States with respect to your Eligible Options. EMCORE ’s executive officers and directors will not participate in this Offer, although it is expected that following this Offer two of our current executive officers, who were not Section 16(b) officers at the time they were granted options that would otherwise constitute Eligible Options, will be given an opportunity to amend the exercise price of those options on terms no more favorable than those made available to all other Eligible Optionees in this Offer.  See page 3 for a discussion of Eligible Optionees.

Which options are eligible for amendment pursuant to this Offer?

An outstanding option to purchase shares of our common stock will be eligible for amendment pursuant to this Offer if it meets all of the following conditions:

•	the option was granted under the Plan;

•
the exercise price per share currently in effect for the option is less than the closing sale price per share of our common stock on the date that has been determined to be the correct date of grant of the option in accordance with the terms of the Plan (in such circumstances, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share on the date of grant);

•	the option is held by an Eligible Optionee;

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion of the option may be eligible for amendment); and

•	the option is outstanding on the Expiration Date of this Offer.

An option that satisfies all of the foregoing conditions is designated an Eligible Option for purposes of this Offer.  See page 2 for a discussion of Eligible Options.

The date of grant for the Eligible Options in the applicable option agreement or grant notice and the exercise price per share currently in effect for that option are set forth on page 3.  Your personalized Letter of Transmittal that we will send you promptly following the commencement of this Offer will set forth with respect to the Eligible Options you hold the current exercise price per share  in effect for the Eligible Options, the number of shares underlying the Eligible Options, the dates of grant of the Eligible Options and the Fair Market Value per share of our common stock on the dates of grant of the Eligible Options.

What are the components of this Offer?

Amendment to Increase Exercise Price to Adjusted Exercise Price.  If an Eligible Option is properly tendered and accepted and not validly withdrawn pursuant to this Offer, the amendment will increase the exercise price per share currently in effect for the Eligible Option to the Fair Market Value per share of our common stock on the date of grant of the Eligible Option.  See page 3 for a discussion of the amendment to increase the exercise price to the Adjusted Exercise Price.

Cash Payment.  The Eligible Optionees whose Eligible Options are amended to increase the exercise price pursuant to this Offer will become entitled to receive from us the Cash Payment with respect to those Eligible Options.  The amount of the Cash Payment payable with respect to the Eligible Options that are amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (1) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for an Eligible Option by (2) the number of shares of our common stock purchasable under that Eligible Option at the Adjusted Exercise Price. The Cash Payment will be paid on the first regular payroll date after January 1, 2009.  Under applicable IRS regulations, the Cash Payment may not be made in the same year as the Amendment Date.  The Cash Payment, when made, will be subject to all applicable withholding taxes required to be withheld by EMCORE.  See page 3 for a discussion of the Cash Payment.

What happens if I am not an employee of EMCORE on the Expiration Date?

If you are not an employee of EMCORE on the Expiration Date of this Offer, then you will not be eligible to participate in this Offer, none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those Eligible Options pursuant to this Offer ..  The tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.  We recommend that you discuss with your personal tax advisor the tax consequences to you arising under Section 409A as a result of your ownership of Eligible Options.  You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).

What are the tax consequences of an option subject to Section 409A?

Section 409A was added to the Code by the American Jobs Creation Act of 2004.  The Treasury Department and IRS have to date provided guidance and issued final regulations with respect to certain items of compensation under Section 409A.  That guidance and those final regulations indicate that a stock option granted with an exercise price per share below the fair market value per share of the underlying shares on the date of grant will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A.  Unless remedial action is taken to adjust the exercise price of an Eligible Option before the earlier of (1) December 31, 2008 or (2) the date on which an Eligible Optionee exercises an Eligible Option, we believe, on the basis of our general understanding and interpretation of the applicable guidance and final regulations, that the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below, although it is not entirely clear at present how that option will actually be taxed under Section 409A.

In the event of non-compliance, Section 409A likely would subject the optionees to income recognition before the options are exercised and likely would subject the optionees to an additional 20% federal tax (plus additional penalties in certain states, such as California).  Although the Section 409A guidance is not clear on this point, such guidance indicates that in the tax year in which a discount option vests (to the extent vesting occurs after December 31, 2004), optionees will be required to recognize income equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% federal penalty tax (plus potential additional state penalties) on the spread, plus interest charges.  In addition, the applicable guidance indicates that during each subsequent tax year (until the discount option is exercised or expires), optionees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock.  Finally, certain states have laws similar to Section 409A.  Consequently, optionees may incur additional taxes, penalties and interest charges under state law provisions.  For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discount stock options (in additional to the federal 20% tax and any federal and state income taxes).

What are the tax consequences if I accept this Offer?

If you accept this Offer and tender your Eligible Options for amendment, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your acceptance of this Offer and tender of your Eligible Options or at the time your Eligible Options are amended to adjust the exercise price.

By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices, you should avoid the adverse tax consequences under Section 409A that may apply to your Eligible Options.  Accordingly, you will not be subject to taxation under Section 409A on your vested Amended Options in the 2008 calendar year.  You should only be taxed with respect to your Amended Options when you exercise those Amended Options or when you sell the underlying shares.  However, you will recognize taxable income when you receive the Cash Payment paid with respect to your Amended Options.  See page 21 for a discussion of the tax consequences of accepting this Offer.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of your participation in this Offer.  We recommend that you consult with your own personal tax, financial and legal advisors to determine the tax and other consequences of accepting or declining this Offer.

What are the tax consequences if I do not accept this Offer?

If you choose not to accept this Offer to amend your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you may be subject to the adverse tax consequences under Section 409A (and similar state tax laws) in the manner discussed above.  You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).  See page 5 for a discussion of the potential adverse tax consequences.  In addition, if your Eligible Options are not amended pursuant to this Offer, you will not become eligible to receive the Cash Payment.

How will my Cash Payment be taxed?

You will be immediately taxed upon receipt of the Cash Payment.  The Cash Payment will constitute wages for tax withholding purposes.  Accordingly, EMCORE must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as applicable foreign taxes and payments required to be withheld with respect to the Cash Payment.  See page 21 for a discussion of the tax consequences of receiving the Cash Payment.  You will receive only the portion of the Cash Payment remaining after those taxes have been withheld.  If your Eligible Options are not amended pursuant to this Offer, you will not receive any Cash Payment with respect to those Eligible Options.  See page 3 for a discussion of the Cash Payment.

What securities are subject to this Offer?

This Offer covers only Eligible Options and does not affect stock options that are not subject to adverse tax consequences under Section 409A. Your personalized Letter of Transmittal that we will send you promptly following the commencement of this Offer will set forth with respect to the Eligible Options you hold the current exercise price in effect for the Eligible Option, the number of shares underlying the Eligible Option, the date of grant of the Eligible Option and the Fair Market Value per share of our common stock on the date of grant of the Eligible Option.  See page 2 for a discussion of Eligible Options.

Am I required to participate in this Offer?

No.  Participation in this Offer is voluntary.  You may choose either to accept this Offer and tender your Eligible Options for amendment pursuant to this Offer or decline this Offer, retain the current exercise prices for those Eligible Options and either seek another alternative to bring those Eligible Options into compliance with Section 409A or pay any taxes, penalties or interest that you may incur under Section 409A.  See page 7 for a discussion of Eligible Options not amended pursuant to this Offer. To tender one or more of your Eligible Options for amendment pursuant to this Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents in the manner set forth in this Offer to Amend and the related Letter of Transmittal and its instructions.  See page 7 for a discussion of procedures for tendering Eligible Options.

How and when do I tender my Eligible Options?

If you are an Eligible Optionee, then we will send you promptly following the commencement of this Offer a personalized Letter of Transmittal that contains the following information with respect to the Eligible Options you hold:

•	the current exercise price per share in effect for the Eligible Options;

•	the number of shares underlying the Eligible Options;

•	the dates of grant of the Eligible Options; and

•	the Fair Market Value per share of our common stock on the dates of grant of the Eligible Options.

All of the options set forth in your personalized Letter of Transmittal will be Eligible Options.  To tender one or more of your Eligible Options for amendment pursuant to this Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents to us by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com
Delivery of the Letter of Transmittal and other required documents by any other means is not permitted.

If you have any questions regarding your Letter of Transmittal, please contact Keith Kosco,  Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.

We must receive your properly completed and signed Letter of Transmittal and other required documents before 11:59 p.m., Mountain Time, on December 17, 2008.  If we extend this Offer beyond that time, we must receive your properly completed and signed Letter of Transmittal and other required documents before the extended Expiration Date of this Offer.  See page 7 for a discussion of the procedures for tendering Eligible Options.

We will not accept delivery of any Letter of Transmittal after the Expiration Date.  If we do not receive a properly completed and signed Letter of Transmittal from you prior to the Expiration Date, we will not accept your Eligible Options for amendment.  Those Eligible Options will not be amended pursuant to this Offer, and no Cash Payment will be paid with respect to those Eligible Options.

We reserve the right to reject any or all tenders of Eligible Options that we determine do not comply with the terms and conditions of this Offer, are not in proper form or are unlawful to accept.  Otherwise, we intend to accept any and all Eligible Options that are properly tendered and not validly withdrawn before the Expiration Date.  Subject to our rights to extend, terminate or amend this Offer, we currently expect that we will accept for amendment all properly tendered and not validly withdrawn Eligible Options upon the expiration of this Offer, and we will amend those options on the Amendment Date.  See page 10 for a discussion of accepting Eligible Options for amendment.

Do I have to tender all of my Eligible Options or may I tender one or more selected Eligible Options?

If you hold more than one Eligible Option, then you may elect to tender one or more of those Eligible Options and retain the remaining Eligible Options.  If you decide to tender a particular Eligible Option, you must tender that entire Eligible Option to increase the exercise price to the Adjusted Exercise Price for all shares subject to that Eligible Option.  We will not accept partial tenders of any Eligible Options.  Please remember that not all of a particular outstanding option grant may be an Eligible Option.  Only the portion that was unvested as of December 31, 2004 may constitute an Eligible Option. See page 7 for a discussion of the procedures for tendering Eligible Options.

Will the terms and conditions of my Amended Options be the same as those currently in effect for my Eligible Options?

Except for the adjustment to the exercise price per share, the Eligible Options that are amended pursuant to this Offer will continue to remain subject to the same terms and conditions currently in effect for that Eligible Option.  Accordingly, each Amended Option will continue to remain outstanding under the Plan, will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that Eligible Option.  See pages 13 and 16 for a discussion of the terms and conditions of Amended Options.

When will my Eligible Options be amended?

The exercise price for the Eligible Options properly tendered and accepted and not validly withdrawn pursuant to this Offer will be amended to the applicable Adjusted Exercise Price on the Amendment Date, which is expected to be December 18, 2008, or if this Offer is extended, the first business day following the extended Expiration Date of this Offer.

As soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement that will indicate the Adjusted Exercise Price in effect for each of your Amended Options and our obligation to pay you the Cash Payment calculated for each Amended Option.  See page 3 for a discussion of the amendment of Eligible Options.

When will I receive my Cash Payment?

The Cash Payment will be paid (1) on the first regular payroll date after January 1, 2009.  Under applicable IRS regulations, the Cash Payment may not be made in the same year as the Amendment Date.  The Cash Payment, when made, will be subject to all applicable withholding taxes required to be withheld by EMCORE.

We may, at our discretion, accelerate the payment to any recipient of all or any portion of the Cash Payment, but in no case will such payment be made prior to January 1, 2009.  We do not undertake, and will not be obligated, to treat all recipients of Cash Payments in the same manner with respect to any discretionary acceleration of the payment of any portion of any Cash Payment.  See page 3 for a discussion of the Cash Payment.

 May I withdraw my tender of Eligible Options?

You may withdraw your tendered Eligible Options at any time before the Expiration Date of this Offer.  If we extend this Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date of this Offer.  To validly withdraw your tendered Eligible Options, you must deliver to us by facsimile, hand delivery, regular mail, overnight courier or e-mail a properly completed and signed withdrawal form with the required information while you still have the right to withdraw your tendered Eligible Options as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com

Delivery of the withdrawal form and other required documents by any other means is not permitted.  To obtain a copy of a withdrawal form, please contact Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.

We must receive your properly completed and signed withdrawal form and other required documents before 11:59 p.m., Mountain Time, on December 17, 2008.  If we extend this Offer beyond that time, we must receive your properly completed and signed withdrawal form and other required documents before the extended Expiration Date of this Offer.  You may not withdraw only a portion of a tendered Eligible Option.  If you choose to withdraw a tendered Eligible Option, you must withdraw the entire Eligible Option.  See page 9 for a discussion of withdrawal rights.

You may not rescind any withdrawal, and any tendered Eligible Option you withdraw will no longer be deemed tendered for amendment pursuant to this Offer.  However, after you have withdrawn an Eligible Option, you may retender that Eligible Option before the Expiration Date.  If EMCORE extends the Offer beyond the Expiration Date, you may retender your withdrawn Eligible Option(s) at any time until the extended Expiration Date of this Offer.  You will not be deemed to have made a valid retender of your withdrawn Eligible Option(s) unless you deliver, prior to the Expiration Date, a new Letter of Transmittal in accordance with the tender procedures described in Section 4 below.  The new Letter of Transmittal must be signed and dated after your original Letter of Transmittal and any withdrawal form you have submitted.  Upon the receipt of such a new, properly completed, signed and dated Letter of Transmittal, any previously submitted Letter of Transmittal or withdrawal form received by us prior to the Expiration Date will be disregarded and will be considered replaced in full by the new Letter of Transmittal.  You will be bound by the last properly submitted Letter of Transmittal or Withdrawal Form received by us prior to the Expiration Date.  See page 9 for a discussion of withdrawal rights.

When may I exercise my Amended Options?

You may exercise your Amended Options once vested at any time following the Amendment Date and prior to the Amended Option’s termination.  However, an Amended Option may not be exercised for more than the vested number of shares for which it is at the time exercisable.  Any such exercise must comply with the terms of your original stock option award agreement and Amendment Agreement, our insider trading policies and any  blackout periods during which cashless exercises and sales of our shares are generally prohibited.  See page 13 for a discussion of the terms and conditions of Amended Options.

When may I exercise the portion of my options that was vested as of December 31, 2004?

You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time before the termination or expiration of that option.  We believe the portion of your options that was vested prior to December 31, 2004 will not be subject to adverse tax consequences under Section 409A.

What if I exercise my Eligible Options after I accept this Offer but before they are amended?

If you choose to exercise your Eligible Options after you accept this Offer but prior to the Amendment Date, assuming such exercise complies with the existing terms of your Eligible Options, our insider trading policies and any blackout periods during which cashless exercises and sales of our shares are generally prohibited, then any election you have made to accept this Offer as to the exercised Eligible Options will be null and void.  Consequently, you may be subject to adverse tax consequences under Section 409A (and similar state tax laws) with respect to any Eligible Options you exercise prior to the Amendment Date.  You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).  See page 5 for a discussion of adverse tax consequences.

Will my Amended Options be incentive stock options or nonstatutory options?

Because your Eligible Options were granted with exercise prices below the Fair Market Value per share on the respective dates on which those Eligible Options were granted, they are considered nonstatutory options under the U.S. federal income tax laws, and they will remain nonstatutory options after the amendment to the applicable Adjusted Exercise Prices.  Therefore, when you subsequently exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (1) the fair market value of the purchased shares at the time of exercise over (2) the Adjusted Exercise Price paid for those shares, and EMCORE must collect the applicable withholding taxes with respect to such income.  See page 20 for a discussion of material U.S. federal income tax consequences.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction of exercising your Amended Options.

What are the conditions of this Offer?

This Offer is subject to a number of conditions, including the conditions described in Section 7 below.  This Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment.  See page 10 for a discussion of the conditions of this Offer.

When does this Offer expire?  Can this Offer be extended, and if so, how will I be notified if it is extended?

This Offer will expire on December 17, 2008, at 11:59 p.m., Mountain Time, unless we extend this Offer.

Although we do not currently intend to do so, we may, in our discretion, extend this Offer at any time.  If this Offer is extended, we will send you an e-mail or other communication informing you of the extension no later than 9:00 a.m., Mountain Time, on the business day immediately following the previously scheduled expiration of this Offer.  See page 4 for a discussion of the expiration of this Offer and page 21 for a discussion of our rights to extend, delay, terminate or amend this Offer.

What does EMCORE’s board of directors think of this Offer?

Although our board of directors has approved this Offer, neither we nor our board of directors will make any recommendation as to whether you should tender your Eligible Options for amendment.  You must make your own decision whether to tender your Eligible Options for amendment, after taking into account your own personal circumstances and preferences.  You should be aware that adverse tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Options if they are not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).  For that reason, we recommend that you consult with your personal tax, financial and legal advisors to determine the consequences of accepting or declining this Offer.  See page 5 for a discussion of these adverse tax consequences.

What are some of the key dates to remember?

This Offer will commence on November 19, 2008.

This Offer will expire at 11:59 pm, Mountain Time, on December 17, 2008 (unless we extend this Offer).

The Eligible Options will be amended on December 18, 2008 (unless we extend this Offer).

The Cash Payment will be paid on the first regular payroll date after January 1, 2009.

Who can I talk to if I have questions about this Offer?

For additional information or assistance, you should contact Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.

CERTAIN RISKS RELATED TO PARTICIPATING IN THIS OFFER

Participating in this Offer involves risks discussed in this Offer to Amend.  In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as amended,  and our most recent Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2007, March 31, 2008 and June 30, 2008 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 below.  You should carefully consider these risks, and are encouraged to consult your personal tax, financial and legal advisors before deciding to participate in this Offer.

Tax-Related Risks

Section 409A Tax Consequences.  As described above and in Section 2 below, based on the current guidance and final regulations with respect to certain items of compensation under Section 409A, your Eligible Options may be subject to adverse tax consequences under Section 409A, unless they are brought into compliance with Section 409A before December 31, 2008 or, if earlier, the date on which those options are exercised.  We believe that we have complied in good faith with the current guidance and final regulations under Section 409A in structuring this Offer in a manner that will provide you with the opportunity to avoid adverse tax consequences with respect to you Eligible Options under Section 409A.  However, the Internal Revenue Service (“IRS”) may provide additional relief and guidance with respect to certain Eligible Options so that those options would not be subject to adverse tax consequences under Section 409A.  There can be no assurance as to the effect of any future IRS guidance.

State and Local Taxes.  The discussion in Sections 2 and 15 below describes the material U.S. federal income tax consequences if you participate or do not participate in this Offer.  State and local laws may provide different tax treatment.  In addition, certain states, including California, have adopted provisions similar to Section 409A.  If you are subject to income taxation in those states, you may incur additional taxes, penalties or interest under such provisions if you do not bring your Eligible Options into compliance with Section 409A.

Tax-Related Risks for Multiple Jurisdictions.  If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdictions may apply to you as a result of your participation in this Offer.  We recommend that you discuss with your personal tax, financial and legal advisors these consequences.

We recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of participating in this Offer.

Procedural Risks

You are responsible for making sure that your Letter of Transmittal or any withdrawal form is received by us prior to the Expiration Date.  We intend to confirm the receipt of your Letter of Transmittal or any withdrawal form within two business days after we receive your Letter of Transmittal.  If you have not received a confirmation within this time period, you should confirm that we have received your submissions by contacting Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.

If we do not have a record of receipt of your submissions, we may request that you show us evidence of those submissions.  We recommend that you keep a copy of your submissions and proof of delivery, facsimile confirmation or other transmittal confirmation in case we ask you for evidence of timely submission.  If you do not have evidence of timely submission, we will not be obligated to change any determinations we may have made regarding your participation in this Offer.

THE OFFER

1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH PAYMENT EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.

EMCORE Corporation (“EMCORE ,” the “Company,” “us” or “we”) is making the offer set forth in this Offer to Amend Eligible Options (this “Offer to Amend” and, together with the related Letter of Transmittal and Stock Option Amendment and Cash Payment Agreement (the “Amendment Agreement”), as each may be amended or supplemented from time to time, this “Offer”) to certain individuals holding eligible outstanding stock options to purchase our common stock previously granted to those individuals under the EMCORE Corporation 2004 Stock Incentive Plan (as amended and restated, the “Plan”) to amend those options.  Some of the options currently outstanding under the Plan were unvested as of December 31, 2004.  In order to determine for purposes of this Offer which options that you hold were vested on December 31, 2004, and are therefore not Eligible Options, it has been assumed that any options which you exercised were the first options to vest among the options that you hold.

Through its voluntary inquiry into its historical practices with respect to the granting of stock options, the Company determined that an incorrect grant date was used in granting certain options.  As a result the Eligible Options were granted at an exercise price below the fair market value of the Company’s common stock on the most appropriate measurement date for the Eligible Options.  Because of this, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share of our common stock on the date of grant.  Unless remedial action is taken to adjust the exercise price of an Eligible Option before the earlier of (1) December 31, 2008 or (2) the date on which an Eligible Optionee (as defined below) exercises an Eligible Option, that Eligible Option may be subject to adverse tax consequences under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).  Eligible Optionees may be able to avoid such adverse tax consequences only if certain changes are made to the Eligible Options.  Accordingly, EMCORE is making this Offer so that the Eligible Optionees holding one or more Eligible Options will have the opportunity to amend those Eligible Options to the extent necessary to avoid such adverse tax consequences.  The adverse tax consequences of Section 409A do not apply to options that vested on or prior to December 31, 2004 or that were granted with an exercise price at or above the fair market value per share of our common stock on the date of grant

Eligible Options

An outstanding option to purchase shares of our common stock will be eligible for amendment pursuant to this Offer if it meets all of the following conditions:

•	the option was granted under the Plan;

•
the exercise price per share currently in effect for the option is less than the closing sale price per share of our common stock on the date that has been determined to be the correct date of grant of the option, accordance with the terms of the Plan (in such circumstances, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share on the date of grant);

•
the option is held by an individual who is, on the date of this Offer to Amend and the Expiration Date (as defined below) of this Offer, a current employee of EMCORE and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”);

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion of the option may be eligible for amendment); and

•	the option is outstanding on the Expiration Date (as defined below) of this Offer.

n option that satisfies all of the foregoing conditions is designated an “Eligible Option” for purposes of this Offer.  If only a portion of an option is an Eligible Option (the portion that was unvested as of December 31, 2004), then only that portion will be amended pursuant to this Offer.  The balance of such option will not be subject to this Offer and will not be an Eligible Option.  That portion (the portion that was vested as of December 31, 2004) will retain its current exercise price and we believe it will not be subject to adverse tax consequences under Section 409A (as defined below).

The following chart provides information concerning the dates of grant for the Eligible Options subject to this Offer and the exercise price per share currently in effect for those Eligible Options.  Your personalized Letter of Transmittal that we will send you promptly following the commencement of this Offer will set forth with respect to the Eligible Options you hold the current exercise price per share in effect for the Eligible Options, the number of shares underlying the Eligible Options, the date of grant of the Eligible Options and the Fair Market Value (as defined below) per share of our common stock on the date of grant of the Eligible Options.  All of the options set forth in your personalized Letter of Transmittal will be Eligible Options.

Date of Grant	Current Exercise Price Per Share	Fair Market Value on Date of Grant	Number of Options Granted	Number of Eligible Options Outstanding and Exercisable as of October 31, 2008

April 26, 2002	$8.21	$8.86	971,800	3,725
May 18, 2004	$2.63	$2.89	984,500	160,363

Eligible Optionees

Individuals to whom Eligible Options have been granted by us will be Eligible Optionees for purposes of this Offer if they are, on the date of this Offer to Amend and the Expiration Date of this Offer, a current employee of EMCORE and subject to income taxation in the United States with respect to those Eligible Options. EMCORE ’s executive officers and directors will not participate in this Offer, although it is expected that following this Offer two of our current executive officers, who were not Section 16(b) officers at the time they were granted options that would otherwise constitute Eligible Options, will be given an opportunity to amend the exercise price of those options on terms no more favorable than those made available to all other Eligible Optionees in this Offer.

Amendment of Eligible Options and Cash Payment

Subject to the terms and conditions of this Offer, we will amend the Eligible Options that are properly tendered by an Eligible Optionee in accordance with Section 4 below, and not validly withdrawn in accordance with Section 5 below, before the Expiration Date.  If an Eligible Option is properly tendered and accepted and not validly withdrawn pursuant to this Offer, the amendment will increase the exercise price per share currently in effect for the Eligible Option to the Fair Market Value per share of our common stock on the date of grant of the Eligible Option.  The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of this Offer, which we expect to be December 18, 2008 (the “Amendment Date”).  The Eligible Option as so amended with the Adjusted Exercise Price will be designated an “Amended Option.”  The “Fair Market Value” per share of our common stock on any date means the closing selling price per share of our common stock on that date on The NASDAQ Global Market.

Except for the adjustment to the exercise price per share, the Eligible Options that are amended pursuant to this Offer will continue to remain subject to the same terms and conditions currently in effect for that Eligible Option.  Accordingly, each Amended Option will continue to remain outstanding under the Plan, will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that Eligible Option.  The Eligible Optionees whose Eligible Options are amended to increase the exercise price pursuant to this Offer will become entitled to receive from us a special cash payment (the “Cash Payment”) with respect to those Eligible Options.  The amount of the Cash Payment payable with respect to the Eligible Options that are amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (1) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (2) the number of shares of our common stock purchasable under that Eligible Option at the Adjusted Exercise Price. The Cash Payment will be paid on the first regular payroll date after January 1, 2009.  Under applicable IRS regulations, the Cash Payment may not be made in the same year as the Amendment Date.  The Cash Payment, when made, will be subject to all applicable withholding taxes required to be withheld by EMCORE.

Example.  Assume that you were granted an option to purchase 2,500 shares of our common stock with a date of grant of  May 18, 2004, and an exercise price per share of $2.63.  That option has not been exercised.  Further assume that the Fair Market Value per share of our common stock was $2.89 per share on the date of grant for that option.  That option constitutes an Eligible Option for purposes of this Offer.

If you accept this Offer to amend that Eligible Option, then that Eligible Option will be amended to increase the exercise price to $2.89 per share for the 2,500 shares subject to that option.  No other change will be made to that option.  In addition, you will receive a Cash Payment, prior to applicable withholding taxes, in the amount of $650.00 determined by multiplying (1) $0.26 (the amount by which the $2.89 Adjusted Exercise Price for that option exceeds the $2.63 per share exercise price previously in effect for that option) by (2) the 2,500 shares issuable upon exercise of the option at the $2.89 per share Adjusted Exercise Price.

Your Cash Payment will be paid on the first regular payroll date after January 1, 2009, subject to all applicable withholding taxes.

Former Employees

If you are not an employee of EMCORE on the Expiration Date of this Offer then you will not be eligible to participate in this Offer,  none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those Eligible Options pursuant to this Offer.  The tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.  We recommend that you discuss with your personal tax advisor the tax consequences to you arising under Section 409A as a result of your ownership of Eligible Options.  You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).

Expiration Date

The term “Expiration Date” means 11:59 p.m., Mountain Time, on December 17, 2008, unless we decide to extend the period of time during which this Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which this Offer, as so extended, expires.  See Section 16 below for a discussion of our rights to extend, delay, terminate or amend this Offer, and Section 7 below for a discussion of the conditions to this Offer.

Additional Considerations

In deciding whether to accept this Offer to amend your Eligible Options pursuant to this Offer, you should know that EMCORE continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions and the purchase or sale of assets.  At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions.  We also grant options in the ordinary course of business to our current and new employees, including our executive officers and directors.  Our employees, including our executive officers and directors, from time to time acquire or dispose of our securities.  Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•
any change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”);

•	the suspension of our obligation to file reports with the SEC pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Provided, however, that we are currently in discussions with prospective investors which could result in the purchase of a significant portion fo the Company's stock outside of the ordinary course of business; however, no terms have been agreed upon and no legally binding documentation has been entered into with respect to this prospective sale

2.	PURPOSE OF THIS OFFER.

Through its voluntary inquiry into its historical practices with respect to the granting of stock options, the Company determined that an incorrect grant date was used in granting certain options.  As a result, the Eligible Options were granted at an exercise price below the fair market value of the Company’s common stock on the most appropriate measurement date for the Eligible Options.  Because of this, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share of our common stock on the date of grant.  Unless remedial action is taken to adjust the exercise price of an Eligible Option before the earlier of (1) December 31, 2008 or (2) the date on which an Eligible Optionee exercises an Eligible Option, that Eligible Option may be subject to these adverse tax consequences under Section 409A.  Eligible Optionees may be able to avoid such adverse tax consequences only if certain changes are made to the Eligible Options.  Accordingly, EMCORE is making this Offer so that the Eligible Optionees holding one or more Eligible Options will have the opportunity to amend those Eligible Options to the extent necessary to avoid such adverse tax consequences.  The adverse tax consequences of Section 409A do not apply to options that vested on or prior to December 31, 2004 or that were granted with an exercise price at or above the fair market value per share of our common stock on the date of grant. Some of the options currently outstanding under the Plan were unvested as of December 31, 2004.  In order to determine for purposes of this Offer which options that you hold were vested on December 31, 2004, and are therefore not Eligible Options, it has been assumed that any options which you exercised were the first options to vest among the options that you hold.

In the event of non-compliance, Section 409A likely would subject the optionees to income recognition before the options are exercised and likely would subject the optionees to an additional 20% federal tax (plus additional penalties in certain states, such as California).  Although the Section 409A guidance is not clear on this point, such guidance indicates that in the tax year in which a discount option vests (to the extent vesting occurs after December 31, 2004), optionees will be required to recognize income equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% federal penalty tax (plus potential additional state penalties) on the spread, plus interest charges.  In addition, the applicable guidance indicates that during each subsequent tax year (until the discount option is exercised or expires), optionees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock.  Finally, certain states have laws similar to Section 409A.  Consequently, optionees may incur additional taxes, penalties and interest charges under state law provisions.  For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discount stock options (in additional to the federal 20% tax and any federal and state income taxes).

Pursuant to the transitional relief that the Treasury Department provided under Section 409A, if you exercised the portion of your stock options that vested in the 2005 calendar year before the end of that year, you would have avoided any 20% penalty tax (and likely California 20% penalty tax, if applicable) under Section 409A with respect to that portion.  To avoid any adverse tax consequences under Section 409A with respect to that portion of your options that vested after December 31, 2004 (but were not exercised in 2005), you must take remedial action to bring that portion of your options (the “409A Portion”) into compliance with the requirements of Section 409A.  EMCORE is now offering you the opportunity to bring the 409A Portion of your Eligible Options into compliance with Section 409A as follows:

The 409A Portion of each of your Eligible Options would be amended to increase the exercise price to the Adjusted Exercise Price determined for that portion.  Such an amendment to the exercise price would bring the 409A Portion of each option into compliance with Section 409A, and you could exercise that 409A-compliant portion as you choose, subject only to the existing exercise provisions and option term in effect for each such option.

Accordingly, pursuant to this Offer, you may tender each of your Eligible Options to EMCORE for amendment.  The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and that Amended Option would not be subject to adverse tax.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdiction may apply to you as a result of your participation in this Offer.  We recommend that you discuss with your personal tax advisor these tax consequences.

Neither we nor our board of directors will make any recommendation as to whether you should tender your Eligible Options for amendment, nor have we authorized any person to make any such recommendation.  You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences.  You should be aware that adverse tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Options if they are not amended pursuant to this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A (and similar state tax laws).  You are urged to evaluate carefully all of the information in this Offer, and we recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of accepting or declining this Offer.

3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED.

If you choose not to accept this Offer to amend your Eligible Options, those options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price component that violates Section 409A.  Accordingly, if you take no other action to bring those options into compliance with Section 409A, then you may be subject to the adverse tax consequences described in Section 2 above.  You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).

4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

Proper Tender of Options

If you are an Eligible Optionee, then we will send you promptly following the commencement of this Offer a personalized Letter of Transmittal that contains the following information with respect to the Eligible Options you hold:

•	the current exercise price per share in effect for the Eligible Options;

•	the number of shares underlying the Eligible Options;

•	the dates of grant of the Eligible Options; and

•	the Fair Market Value per share of our common stock on the dates of grant of the Eligible Options.

All of the options set forth in your personalized Letter of Transmittal will be Eligible Options.  To tender one or more of your Eligible Options for amendment pursuant to this Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents to us by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com
Delivery of the Letter of Transmittal and other required documents by any other means is not permitted.

If you have any questions regarding your personalized Letter of Transmittal, please contact contacting Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.

We must receive your properly completed and signed Letter of Transmittal and other required documents before 11:59 p.m., Mountain Time, on December 17, 2008.  If we extend this Offer beyond that time, we must receive your properly completed and signed Letter of Transmittal and other required documents before the extended Expiration Date of this Offer.

We will not accept delivery of any Letter of Transmittal after the Expiration Date.  If we do not receive a properly completed and signed Letter of Transmittal from you prior to the Expiration Date, we will not accept your Eligible Options for amendment.  Those Eligible Options will not be amended pursuant to this Offer and no Cash Payment will be paid with respect to those Eligible Options.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the election and risk of the tendering Eligible Optionee.  We recommend that you keep a copy of your Letter of Transmittal.  In all cases, you should allow sufficient time to ensure timely delivery.

Except in accordance with the next sentence, the Letter of Transmittal must be executed by the Eligible Option holder.  If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to EMCORE of the authority of that person to act in that capacity must be indicated on the Letter of Transmittal.

You may not tender only a portion of an Eligible Option, and we will not accept such a partial tender.  Accordingly, if you decide to tender a particular Eligible Option, you must tender that entire Eligible Option to increase the exercise price to the Adjusted Exercise Price for all shares subject to that Eligible Option.  Please remember that not all of a particular outstanding option grant may be an Eligible Option.  Only the portion that was unvested as of December 31, 2004 may constitute an Eligible Option.  If you hold more than one Eligible Option, then you may elect to tender one or more of those Eligible Options and retain the remaining Eligible Options.

If your Letter of Transmittal includes only a portion of an outstanding Eligible Option, then we will not accept the tendered Eligible Option or portion for amendment, but we do intend to accept for amendment each properly tendered and not validly withdrawn Eligible Option set forth in the Letter of Transmittal.

If you choose to exercise your Eligible Options after you accept this Offer but prior to the Amendment Date, assuming such exercise complies with the existing terms of your Eligible Options, our insider trading policies and any blackout periods during which cashless exercises and sales of our shares are generally prohibited, then any election you have made to accept this Offer as to the exercised Eligible Options will be null and void.  Consequently, you may be subject to adverse tax consequences under Section 409A (and similar state tax laws) with respect to any Eligible Options you exercise prior to the Amendment Date.  You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).

Determination of Validity; Rejection of Tenders; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our sole discretion, all questions as to the form of documents and the validity, form and eligibility (including time of receipt) of tenders of Eligible Options pursuant to this Offer.  We will also decide, in our sole discretion, all questions as to (1) the Adjusted Exercise Price to be in effect under each Amended Option, (2) the number of shares of our common stock purchasable under the Amended Option at the Adjusted Exercise Price and (3) the amount of the Cash Payment payable with respect to each Amended Option.  We reserve the right to reject any or all tenders of Eligible Options that we determine do not comply with the terms and conditions of this Offer, are not in proper form or are unlawful to accept.  Otherwise, we intend to accept and amend all Eligible Options that are properly tendered and not validly withdrawn before the Expiration Date.  We also reserve the right to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options with respect to any particular Eligible Option or any particular Eligible Optionee.  No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in any Letter of Transmittal submitted to us, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement

Your tender of an Eligible Option for amendment pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer.  Subject to our rights to extend, delay, terminate or amend this Offer, we currently expect that we will, promptly upon the expiration of this Offer, accept for amendment all properly and timely submitted acceptances of this Offer to amend Eligible Options that have not been validly withdrawn, and on the Amendment Date we will increase the exercise price per share of those options to the Adjusted Exercise Price determined for each option.

Our acceptance of your tender of an Eligible Option for amendment pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer.  Accordingly, as soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement that will indicate the Adjusted Exercise Price in effect for each of your Amended Options and our obligation to pay you the Cash Payment calculated for each Amended Option.

5.	WITHDRAWAL RIGHTS.

You may withdraw your tendered Eligible Options at any time before the Expiration Date of this Offer.  If we extend this Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date of this Offer.  In addition, unless we accept and amend your Eligible Options before 12:00 midnight, Mountain Time, on January 16, 2009 (the 40th business day after the commencement date of this Offer), you may withdraw your tendered Eligible Options at any time prior to our acceptance of such Eligible Options for amendment.

To validly withdraw your tendered Eligible Options, you must deliver to us by facsimile, hand delivery, regular mail, overnight courier or e-mail a properly completed and signed withdrawal form with the required information while you still have the right to withdraw your tendered Eligible Options as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com

Delivery of the withdrawal form and other required documents by any other means is not permitted.  To obtain a copy of a withdrawal form, please contact Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com .

We must receive your properly completed and signed withdrawal form and other required documents before 11:59 p.m.,  Mountain Time, on December 17, 2008.  If we extend this Offer beyond that time, we must receive your properly completed and signed withdrawal form and other required documents before the extended Expiration Date of this Offer.

You may not withdraw only a portion of a tendered Eligible Option.  If you choose to withdraw a tendered Eligible Option, you must withdraw the entire Eligible Option.

You may not rescind any withdrawal, and any tendered Eligible Option you withdraw will no longer be deemed tendered for amendment pursuant to this Offer.  However, after you have withdrawn an Eligible Option, you may retender that Eligible Option before the Expiration Date.  If EMCORE extends the Offer beyond the Expiration Date, you may retender your withdrawn Eligible Option(s) at any time until the extended Expiration Date of this Offer.  You will not be deemed to have made a valid retender of your withdrawn Eligible Option(s) unless you deliver, prior to the Expiration Date, a new Letter of Transmittal in accordance with the tender procedures described in Section 4 above.  The new Letter of Transmittal must be signed and dated after your original Letter of Transmittal and any withdrawal form you have submitted.  Upon the receipt of such a new, properly completed, signed and dated Letter of Transmittal, any previously submitted Letter of Transmittal or withdrawal form received by us prior to the Expiration Date will be disregarded and will be considered replaced in full by the new Letter of Transmittal.  You will be bound by the last properly submitted Letter of Transmittal or withdrawal form received by us prior to the Expiration Date.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal form submitted to us, nor will anyone incur any liability for failure to give any such notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms.  Our determination as to these matters will be final and binding on all parties.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT AND COMMITMENT TO MAKE CASH PAYMENT.

Subject to the terms and conditions of this Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date.  For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price on the Amendment Date, which we expect to be December 18, 2008.  If we extend the Expiration Date, then the accepted Eligible Option will be amended on the first business day following the extended Expiration Date.

We will provide written or electronic notice of our acceptance to the Eligible Optionees whose tendered Eligible Options we have accepted for amendment.  Such notice may be by e-mail, press release or other means.  In addition, as soon as administratively practicable after the Amendment Date, we will deliver a final and complete Amendment Agreement to the Eligible Optionees whose Eligible Options have been amended pursuant to this Offer.  The Amendment Agreement will indicate the Adjusted Exercise Prices in effect for your Amended Options.  In addition, the Amendment Agreement will indicate our obligation to pay such Eligible Optionee the applicable Cash Payment on the first regular payroll date after January 1, 2009, and the amount of the Cash Payment for each of his or her Amended Options.

If you are not an employee of EMCORE on the Expiration Date of this Offer, then you will not be eligible to participate in this Offer,  none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those Eligible Options.  The tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.  If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse tax consequences as described below.  We recommend that you discuss with your personal tax advisor the tax consequences to you arising under Section 409A as a result of your ownership of

Eligible Options.  You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).

7.	CONDITIONS OF THIS OFFER.

We will not accept any tendered Eligible Options for amendment, and we may terminate or amend this Offer or postpone our acceptance and amendment, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after November 19, 2008, and prior to the Expiration Date, any of the following events has occurred or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise to these events (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with this Offer or with our acceptance of any acceptances of this Offer to amend Eligible Options:

(1)
there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the amendment of the existing exercise price in effect for some or all of the Eligible Options for which acceptances of this Offer have been submitted, the payment of the Cash Payment or otherwise relates in any manner to this Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this Offer to us;

(2)
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

•
make the amendment of the exercise price of Eligible Options that have been tendered or payment of the Cash Payments illegal or otherwise restrict or prohibit consummation of this Offer or otherwise relates in any manner to this Offer;

•	delay or restrict our ability, or render us unable, to accept for amendment some or all of the Eligible Options;

•
materially impair the benefits that we hope to convey as a result of this Offer, which we believe would occur as a result of further changes to Section 409A, the regulations thereunder or other tax laws that would affect this Offer or the Eligible Options; or

•
materially and adversely affect our business, financial condition, operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(3)	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any general suspension of our ability to issue equity under the Plan or pursuant to the registration statement on Form S-8 registering shares of our common stock for issuance under the Plan;

•
any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with this Offer;

•	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

•
any decline in either the Dow Jones Industrial Average, The NASDAQ Stock Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 19, 2008;

(4)
there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with this Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting principles in effect at the time we commence this Offer;

(5)
a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 19, 2008; or

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(6)
any change or changes have occurred in our business, financial condition, assets, operating results, operations, prospects or stock ownership or that of our subsidiaries as a result of unforeseen, extraordinary events beyond our control that, in our reasonable judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with this Offer; or

(7)
any rules, regulations or actions by any governmental authority, The NASDAQ Global Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to us that makes it inadvisable for us to proceed with this Offer.

The conditions to this Offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date.  We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this Offer.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights.  Any waiver of a material condition of this Offer would require that at least five business days remain in this Offer following the date we announce the waiver.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

There is no established trading market for the Eligible Options or any other options granted under the Plan.Our common stock is quoted on The NASDAQ Global Market under the symbol “EMKR.”  The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on The NASDAQ Global Market.

Price range per share of the Company’s common stock
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2007	$4.60 – $ 6.47	$3.84 – $ 5.89	$4.32 – $5.78	$5.45 – $9.91
Fiscal 2008	$7.22 – $15.90	$5.65 – $15.70	$5.80 – $9.30	$3.30 – $6.65
Fiscal 2009 (through November 18, 2008)	$1.28 – $ 5.50

On November 18, 2008, the last closing sale price reported on The NASDAQ Global Market for our common stock was $1.33 per share.

The price of our common stock has been, and in the future may be, volatile and could decline.  The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control.  In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS.

Consideration

If we accept your tender of Eligible Options for amendment, those options will be amended to increase the exercise price to the Adjusted Exercise Price determined for each such Eligible Option.  Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the Amendment Date.  Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that Eligible Option.

If you accept this Offer, then with respect to each of your Eligible Options that are amended to increase the exercise price per share to the Adjusted Exercise Price determined for that option, you will be eligible to receive the Cash Payment.  The Cash Payment will be paid from our general funds on the first regular payroll date after January 1, 2009.

If all Eligible Optionees accept this Offer to amend all Eligible Options pursuant to this Offer, then the resulting Amended Options will cover approximately 164,088 shares of our common stock, which represents approximately 2.5% of the total number of shares of our common stock outstanding as of October 31, 2008, and the Cash Payments payable pursuant to this Offer will be in the total maximum dollar amount of approximately $44,000.

Terms and Conditions of Amended Options

Except for the adjustment to the exercise price per share, the Eligible Options that are amended pursuant to this Offer will continue to remain subject to the same terms and conditions currently in effect for that Eligible Option.  Accordingly, each Amended Option will continue to remain outstanding under the Plan, will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions in effect for that Eligible Option.

You may exercise your Amended Options at any time following the Amendment Date and prior to the Amended Option’s termination.  However, an Amended Option may not be exercised for more than the vested number of shares for which it is at the time exercisable.  Any such exercise must comply with the terms of your original stock option award agreement and Amendment Agreement, our insider trading policies and any blackout periods during which cashless exercises and sales of our shares are generally prohibited.

The amendment of tendered Eligible Options will not create any contractual or other right of the accepting Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation.  This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the Eligible Optionee at any time, for any reason, with or without cause.

EMCORE Corporation 2000  Incentive Stock Option Plan

The following is a description of the principal features of the Plan under which the Eligible Options are, and Amended Options will be, outstanding.  The description of the Plan is subject to, and qualified in its entirety by reference to, all the provisions of the Plan and the form of stock option award agreement in effect for the Eligible Options.  The Plan, as amended and restated, has been filed as an Exhibit to the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission on March 4, 2008.  The form of employee stock option award agreement under the Plan and the form of the Amendment Agreement to be used to evidence the adjustment to the exercise price of the Eligible Options amended pursuant to this Offer have been filed as exhibits to the Tender Offer Statement on Schedule TO related to this Offer. Please contact Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com to receive a copy of the Plan, the form of stock option award agreement or the form of the Amendment Agreement.  We will promptly furnish you copies of those documents at our expense.

Administration

A Compensation Committee (the “Committee”) selected by our board of directors administers the Plan in accordance with its terms. The Committee has at least three members, all of whom are directors.

Shares Reserved for Issuance

The Plan authorizes the grant of options to purchase up to 9,350,000 shares of the Company’s common stock.  As of October 31, 2008, options to purchase approximately 8,754,360 shares of the Company’s common stock were issued and outstanding under the Plan.

Eligibility

Officers, directors, employees and consultants in our service or in the service of our affiliates are eligible to receive option grants under the Plan.

Option Terms

Each granted option has an option term and exercise price per share determined by the Committee, but that price may not be less than 100% of the fair market value of the option shares on the date of grant.  The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the date of grant.  No option may have a term in excess of 10 years.  If an optionee’s service to EMCORE is terminated, the optionee may have a limited period of time in which to exercise his or her outstanding options to the extent those options are vested at the time of termination as provided in the optionee’s award agreement.

Change of Control

In the event of a change in control of EMCORE all outstanding options will be accelerated and become immediately exercisable in full.

At its discretion, in the event of a change in control, the Committee may also make adjustments to the options granted under the Plan.  The Committee may substitute shares or other securities of the surviving or successor entity or another corporation that is party to the change in control transaction, with approximately the same value, for shares of common stock covered by options outstanding under the Plan.  The Committee may also determine that you will receive cash for any options that you have outstanding, with the amount of cash based on the greater of the highest market value of the common stock subject to the award during the 30 business days prior to the closing or expiration of the change in control transaction or the highest value of the consideration that you would receive in such transaction if you owned the shares of common stock underlying your option, less the option exercise price of such shares.  The Committee may also provide that any options subject to any such acceleration, adjustment or conversion cannot be exercised after such a change in control transaction.  If such a change in control transaction disqualifies an employee’s incentive stock options from favorable “incentive stock option” tax treatment under the Internal Revenue Code or results in the imposition of certain additional taxes on such an employee, the Compensation Committee may, in its discretion, make a cash payment that would leave such an employee in the same after-tax position that he or she would have been in had such disqualification not occurred, or to otherwise equalize such employee for such taxes.

The Plan generally defines a change of control of EMCORE as the occurrence of at least one of the following events:  (1) a reorganization, merger, or consolidation; (2) the sale or disposition of all or substantially all of EMCORE’s assets or business; (3) the complete liquidation or dissolution of EMCORE; (4) the purchase by any person or group of 50% or more of the voting power of EMCORE’s voting securities (excluding, for this purpose, EMCORE, its employee benefit plans  and certain related persons or entities, or a person that already owns 50% or more of EMCORE’s voting securities); or (5) a change in the membership of a majority of the incumbent directors constituting the board of directors as of February 16, 2000, provided that any new directors approved by a majority of such incumbent directors, including those directors similarly approved, shall not be treated as new directors for this purpose.  The occurrence of an event described in clause (1) above will not constitute a change in control if:  (A) former EMCORE stockholders continue to own more than 50% of the voting power of the successor entity’s voting securities, in substantially the same proportion as their pre-existing ownership of EMCORE’s voting securities; (B) no person or group owns 50% or more of the voting power of the successor entity (excluding, for this purpose, EMCORE or certain related persons or entities or a person with a pre-existing such 50% ownership of EMCORE) and (C) a majority of the board of directors of the successor entity were members of EMCORE’s incumbent board of directors immediately prior to the execution of the agreement providing for the reorganization, merger, or consolidation.  Please refer to the Plan document for a full statement of the Plan’s definition of “change in control.”

Shareholder Rights and Option Transferability

No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares.  Options are not assignable or transferable other than by will or the laws of descent and distribution following the optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee.

Changes in Capitalization

In order to preserve the benefits or potential benefits intended to be made available under the Plan or outstanding options, or as otherwise necessary, the Committee will, in its discretion, make appropriate adjustments to the number, class and kind of shares available under the Plan and covered by options granted under the Plan, as well as the option price of such outstanding options, and the Plan’s limit on the number of shares that can be subject to options granted to a single recipient during a 12-month period to reflect changes in EMCORE’s outstanding common stock (or other changes in corporate capitalization) resulting from a stock dividend, stock split, reverse split, recapitalization, reorganization, merger or consolidation (whether or not EMCORE is the surviving corporation), spin-off, liquidation or other substantial distribution of assets or issuance of our stock for less than full consideration, or rights or convertible securities with respect to EMCORE stock.

Amendment and Termination

The board of directors has the right to amend, alter, suspend, or terminate the Plan.  The Committee may also amend outstanding options.  However, neither the board of directors nor the Committee may amend or terminate the Plan or any outstanding options in a manner that would materially impair your previously accrued rights without your written consent.  In addition, the board of directors will be required to obtain approval of our shareholders, if such approval is required by any applicable law (including requirements relating to incentive stock options) or rule, of any amendment of the Plan that would:

•
except in the event of certain changes in EMCORE’s capital  increase the number of shares of common stock that may be delivered under the Plan, or that may be subject to options granted to a single recipient in a 12-month period;

•	decrease the minimum option exercise price required by the Plan;

•	change the class of persons eligible to receive options under the Plan; or

•	extend the duration of the Plan or the exercise period of any options granted under the Plan.

Taxation of Nonstatutory Stock Options

Under the Code, an optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option under the Plan.  In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option.  The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that consequences of more than one jurisdiction may apply to you as a result of your receipt, vesting or exercise of an EMCORE option grant.  We recommend that you discuss with your personal tax advisor these tax consequences.

In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (revised 2004), Share-Based Payment (“FAS 123R”), the Company uses the Black-Scholes option-pricing model and the straight-line attribution approach to determine the fair-value of stock-based awards. The Company elected to use the modified prospective transition method as permitted by SFAS 123(R) and accordingly prior periods were not restated to reflect the impact of SFAS 123(R). The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options and employee stock purchase plan shares that are ultimately expected to vest as the requisite service is rendered beginning on October 1, 2005, the first day of the Company’s fiscal year 2006.  The option-pricing model requires the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The Company’s expected term represents the period that stock-based awards are expected to be outstanding and is determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards. The expected stock price volatility is based on the Company’s historical stock prices.

See Section 13 below for a discussion of the accounting consequences of this Offer.

10.	AMENDED OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.

Except for the adjustment to the exercise price per share, the Eligible Options that are amended pursuant to this Offer will continue to remain subject to the same terms and conditions currently in effect for that Eligible Option.  Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that Eligible Option.

11.	INFORMATION CONCERNING EMCORE CORPORATION.

Company Overview

EMCORE Corporation is a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite and terrestrial solar power markets.  The Company was  established in 1984 as a New Jersey corporation and has two reporting segments: Fiber Optics and Photovoltaics.  EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high-capacity fiber optic cables for high-speed data and telecommunications, cable television (“CATV”) and fiber-to-the-premises (“FTTP”) networks.  EMCORE's Photovoltaics segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency compound semiconductor-based gallium arsenide (“GaAs”) solar cells, covered interconnect cells (“CICs”) and fully integrated solar panels.  For terrestrial applications, EMCORE offers concentrating photovoltaic (“CPV”)

systems for utility scale solar applications as well as offering its high-efficiency GaAs solar cells and CPV components for use in solar power concentrator systems.  For specific information about our Company, our products or the markets we serve, please visit our website at http://www.emcore.com.

The Company is subject to the information requirements of the Securities Exchange Act of 1934. The Company files periodic reports, current reports, proxy statements and other information with SEC.  The SEC maintains a website (http://www.sec.gov) that contains all of our information that has been filed electronically. Our annual reports are available on our website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.  The information on EMCORE’s website is not incorporated by reference into and is not made a part of this Offer to Amend.

Selected Financial Data

The following selected consolidated financial data of the Company's three most recent fiscal years ended September 30, 2007 and interim nine-month periods ended June 30, 2008 and 2007 is qualified by reference to, and should be read in conjunction with, Management’s Discussion and Analysis of Financial Condition and Results of Operations under Item 7 and Financial Statements and Supplementary Data under Item 8 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as amended, and our Quarterly Report on Form 10-Q for the period ended June 30, 2008. The information set forth below is not necessarily indicative of results for future operations.  Significant transactions that affect the comparability of the Company’s operating results and financial condition include:

Financial Highlights:

Fiscal 2008:

•
In June 2008, the Company sold one million shares of Series D Preferred Stock of WorldWater and Solar Technologies Corporation (“WWAT”), together with 100,000 warrants to a major shareholder of both the Company and WWAT at a price equal to $6.54 per share.  The Company recognized a total gain of $3.7 million on the sale of this stock.

•
In February and April 2008, the Company acquired the telecom, datacom, and optical cable interconnects-related assets of Intel’s Optical Platform Division for $120 million in cash and the Company’s common stock.

•
In February 2008, the Company completed the sale of $100 million of restricted common stock and warrants.  Investors purchased 8 million shares of our common stock, no par value, and warrants to purchase an additional 1.4 million shares of our common stock.

•
In January and February 2008, the Company redeemed all of its outstanding 5.5% convertible subordinated notes due 2011 pursuant to which the holders converted their notes into the Company's common stock.

Fiscal 2007:

•	In November 2006, the Company invested $13.5 million in WWAT in return for convertible preferred stock and warrants.

•
In April 2007, the Company modified its convertible subordinated notes to resolve an alleged default event.  The interest rate was increased from 5% to 5.5% and the conversion price was decreased from $8.06 to $7.01.  The Company also repurchased $11.4 million of outstanding notes to reduce interest expense and share dilution.

•	In April 2007, the Company acquired privately-held Opticomm Corporation for $4.1 million in cash.

•	Fiscal 2007 operating expenses included:

▪	$10.6 million related to our review of historical stock option granting practices;

▪	$9.4 million related to our new terrestrial solar power division;

▪	$6.1 million related to non-recurring legal expenses; and

▪	$2.8 million related to severance charges associated with facility closures and consolidation of operations.

Fiscal 2006:

•
In November 2005, the Company exchanged $14.4 million of convertible subordinated notes due in May 2007 for $16.6 million of newly issued convertible senior subordinated notes due May 15, 2011. As a result of this transaction, the Company recognized approximately $1.1 million in the first quarter of fiscal 2007 related to the early extinguishment of debt.

•	The Company received manufacturing equipment valued at $2.0 million less tax of $0.1 million as a final earn-out payment from Veeco in connection with the sale of the TurboDisc division.

•
In August 2006, the Company sold its Electronic Materials & Device (EMD) division to IQE plc (IQE) for $16.0 million. The net gain associated with the sale of the EMD business totaled approximately $7.6 million, net of tax of $0.5 million.  The results of operations of the EMD division have been reclassified to discontinued operations for all periods presented.

•
In August 2006, the Company sold its 49% membership interest in GELcore, LLC for $100.0 million to General Electric Corporation, which prior to the transaction owned the remaining 51% membership interest in GELcore.  The Company recorded a net gain of $88.0 million, before tax, on the sale of GELcore, after netting the Company’s investment in this joint venture of $10.8 million and transaction expenses of $1.2 million.

•	The Company recorded approximately $2.2 million of impairment charges on goodwill and intellectual property associated with the June 2004 acquisition of Corona Optical Systems.

•	Fiscal 2006 operating expense included $1.3 million related to our review of historical stock option granting practices and $1.3 million related to our new terrestrial solar power division.

•	Other expense included a charge of $0.5 million associated with the write-down of the Archcom investment.

•	The Company recognized a provision for income taxes of $1.9 million from continuing operations for the year ended September 30, 2006.

Fiscal 2005:

•
SG&A expense included approximately $0.9 million in severance-related charges and $2.3 million of charges associated with the consolidation of the Company’s City of Industry, California location to Albuquerque, New Mexico.

•	The Company received a $12.5 million net earn-out payment from Veeco in connection with the 2003 sale of the TurboDisc division.

Selected Financial Data

Statements of Operations Data (in thousands, except per share data)
	For the nine months ended June 30		For the fiscal years ended September 30
	2008	2007	2007	2006	2005

Product revenue	$164,695	$108,907	$148,334	$132,304	$106,656
Services revenue	13,973	13,715	21,272	11,229	8,801
Total revenue	178,668	122,622	169,606	143,533	115,367
Gross profit	30,397	22,170	30,368	25,952	19,302
Operating loss	(33,767)	(40,835)	(57,456)	(34,150)	(20,371)
(Loss) income from continuing operations	(39,635)	(41,260)	(58,722)	45,039	(24,685)
Income (loss) from discontinued operations	-	-	-	9,884	11,200
Net (loss) income	$(39,635)	$(41,260)	$(58,722)	$54,923	$(13,485)

Per share data:
(Loss) income from continuing operations:
Per basic share	$(0.62)	$(0.81)	$(1.15)	$0.91	$(0.52)
Per diluted share	$(0.62)	$(0.81)	$(1.15)	$0.87	$(0.52)

Balance Sheet Data (in thousands)

	As of June 30		As of September 30
	2008	2007	2007	2006	2005

Cash, cash equivalents and available for sale securities	$18,183	$48,336	$41,226	$123,967	$40,175
Working capital	82,709	80,360	63,204	129,683	56,996
Total assets	352,735	243,618	234,736	287,547	206,287
Long-term liabilities	-	85,022	84,981	84,516	94,701
Shareholders’ equity	290,720	114,503	98,157	149,399	75,563

12.	INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS AND OTHER SECURITIES OF THE COMPANY; MATERIAL AGREEMENTS WITH EXECUTIVE OFFICERS AND DIRECTORS.

Executive Officers and Directors

A list of our current executive officers and directors is attached as Schedule I to this Offer to Amend.  As of October 31, 2008, our executive officers and directors as a group beneficially owned outstanding options under the Plan to purchase a total of 2,639,256 shares of our common stock, which represent in the aggregate approximately 30% of the aggregate number of shares of our common stock subject to all options outstanding under the Plan as of that date.

Schedule II attached to this Offer to Amend sets forth a table indicating the beneficial ownership of our common stock by our executive officers and directors as of October 31, 2008.

During the 60-day period ended October 31, 2008:

(1)	The Company has granted options to purchase 46,000 shares of our common stock, none of which were granted to executive officers or directors;

(2)	Individuals exercised options to acquire 38,920 shares of the Company’s common stock, none of which were exercised by executive officers or directors;

(3)	The Company cancelled options to purchase 233,261 shares of the Company’s common stock, none of which were held by executive officers or directors;

(4)	No executive officers purchased shares of the Company’s common stock on the open market. ; and,

(5)           No executive officers or directors sold shares of the Company’s common stock.

Except as otherwise described above and other than stock option grants made in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase the Company’s common stock that were effected during the 60-day period ended October 31, 2008 by the Company or, to our knowledge, by any current Executive Officer, director, affiliate or subsidiary of the Company.

EMCORE ’s executive officers and directors will not participate in this Offer, although it is expected that following this Offer two of our current executive officers, who were not Section 16(b) officers at the time they were granted options that would otherwise constitute Eligible Options, will be given an opportunity to amend the exercise price of those options on terms no more favorable than those made available to all other Eligible Optionees in this Offer.

13.	STATUS OF OPTIONS AMENDED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of acceptance, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option.  Accordingly, each Amended Option will continue to remain outstanding  under the Plan, until exercised or cancelled, will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise  period, option term and other conditions currently in effect for the Eligible Option..  All Eligible Options, whether or not amended pursuant to this Offer, will continue to remain outstanding under the Plan until exercised or cancelled.

Pursuant to the accounting standards in effect under SFAS 123R, we will not recognize a compensation expense for financial reporting purposes with respect to our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices.  We will recognize compensation expense for financial reporting purposes over the period the Cash Payments become payable pursuant to the terms of this Offer.

14.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices, paying the Cash Payments or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options or the payment of the Cash Payments as contemplated in this Offer.  Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We are unable to predict whether we may determine that we are required to delay the acceptance of the Eligible Options tendered for amendment or the payment of the applicable Cash Payments pending the outcome of any such matter.  We cannot assure you that any such approval or other action, if needed, would be obtained or , if obtained, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.  Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7 above.

15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Payments.  Foreign, state and local tax consequences are not addressed.

Acceptance of Offer

If you accept this Offer and tender your Eligible Options for amendment, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your acceptance of this Offer and tender of your Eligible Options.

By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices, you should avoid the adverse tax consequences under Section 409A that may apply to your Eligible Options.  Accordingly, you will not be subject to taxation under Section 409A on your vested Amended Options in the 2008 calendar year, and you will not be subject to any 20% penalty tax or any interest penalty under Section 409A.

Amendment of Option

The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.

Exercise of Amended Option

Your Amended Option will be taxable as a nonstatutory stock option for U.S. federal income tax purposes.  Accordingly, upon each exercise of such Amended Option, you will recognize immediate taxable income equal to the excess of (1) the fair market value of the purchased shares at the time of exercise over (2) the Adjusted Exercise Price paid for those shares, and EMCORE must collect the applicable federal, state and local income and employment withholding taxes with respect to such income.

Sale of Acquired Shares

The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (1) exercise price paid for the shares plus (2) the taxable income recognized in connection with the exercise of your such option for those shares.  A capital loss will result to the extent the amount realized upon such sale is less than such sum.  The gain or loss will be long-term if the shares are sold more than one (1) year after the date the Amended Option is exercised for those shares.

Cash Payment

You will be immediately taxed upon receipt of the Cash Payment.  The Cash Payment will constitute wages for tax withholding purposes.  Accordingly, EMCORE must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as applicable foreign taxes and payments required to be withheld with respect to the Cash Payment.  You will receive only the portion of the Cash Payment remaining after those taxes have been withheld.

Foreign Taxation

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional tax consequences as a result of your receipt, vesting or exercise of an EMCORE option grant or your participation in this Offer.  We recommend that you discuss with your personal tax, financial and legal advisors these consequences.

We recommend that you consult with your personal tax, financial and legal advisors with respect to the foreign and U.S. federal, state and local tax and other consequences of participating in this Offer.

16.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 above has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open and thereby delay the acceptance and amendment of any Eligible Options by giving notice of such extension to the submitting Eligible Optionees and making a public announcement of such extension.

We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend this Offer and to postpone our acceptance and amendment of any Eligible Options with respect to which this Offer has been accepted upon the occurrence of any of the conditions specified in Section 7 above, by giving written or electronic notice of such termination or postponement to the accepting Eligible Optionees and making a public announcement thereof.  Our reservation of the right to delay our acceptance and amendment of the accepted Eligible Options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the accepted Eligible Options promptly after termination or withdrawal of this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment.  In the case of an extension, the amendment will be issued no later than 9:00 a.m., Mountain Time, on the next business day after the last previously scheduled or announced Expiration Date.  Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of this Offer or information concerning this Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.  If we decide to take any of the following actions, we will give notice of such action and keep this Offer open for at least ten business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we decrease the number of Eligible Options eligible to be accepted for amendment in this Offer.

17.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options for amendment pursuant to this Offer.

18.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Amend is a part, with respect to this Offer.  This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to accept this Offer to amend your Eligible Options:

The following documents were filed with the SEC:

• Annual report on Form 10-K for the fiscal year ended September 30, 2007, filed with the SEC on December 31, 2007, as amended by our Form 10-K/A filed with the SEC on January 28, 2008.

• Our Definitive Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed with the SEC on March 4, 2008.

• Quarterly report on Form 10-Q for the quarter ended December 31, 2007, filed with the SEC on February 11, 2008.

• Quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 12, 2008.

• Quarterly report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 11, 2008.

• Current Reports on Form 8-K dated January 11, 2008, February 4, 2008, February 11, 2008, February 20, 2008, February 25, 2008, March 4, 2008, April 4, 2008, April 15, 2008, April 18, 2008, April 24, 2008, May 7, 2008, May 9, 2008, August 11, 2008, August 13, 2008, August 19, 2008, October 3, 2008 and November 3, 2008.

•our Registration Statement on Form S-8 (File No. 333-13217) filed with the SEC on March 10, 2006,

•the description of our common stock set forth in a registration statement on Form 8-A (File No. 000-22175) filed pursuant to Section 12(b) of the Securities Exchange Act on February 26, 1997, including any amendment or report updating such description).

The SEC file number for our annual, quarterly and current reports referred to above is 00808326.  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov.  These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this Offer to Amend is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Requests should be directed to:

EMCORE Corporation

10420 Research Road SE

Albuquerque, New Mexico 87123

Attn: Keith Kosco, Chief Legal Officer and Corporate Secretary

Phone:  (505) 332-5044

E-mail:  Keith_Kosco@EMCORE.com

As you read the foregoing documents, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to EMCORE in this Offer to Amend should be read together with the information contained in the documents to which we have referred you.

19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

Some of the statements made and information contained in this Offer to Amend and the SEC reports referred to above, excluding historical information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  However, the safe harbors of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with this Offer.  These statements may be found throughout this Offer to Amend and the SEC reports referred to above.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently and describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position and our business outlook or state other “forward-looking” information based on currently available information.  The factors listed above under the heading “Certain Risks Related to Participating in this Offer” and in other sections of this Offer to Amend and the SEC reports referred to above provide examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements.  These statements include, among other things, the following:

•
projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items;

•
statements regarding our plans and objectives, including the introduction and market acceptance  of new products or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities;

•	statements of future economic performance; and

•	statements of assumptions, such as world wide energy demand, underlying other statements and statements about our business.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to the following general factors:

•	our ability to implement and fund our business strategy in the current economic climate, particularly the current situation in the international capital markets;

•	our ability to design and build new products on a profitable basis;

•	the impact of changes in domestic and foreign government policies, particularly those relating to the encouragement of alternative energy resources;

•	our ability to acquire and protect the intellectual property necessary for our operations;

•
risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests;

•	general economic conditions;

•	the ability to acquire goods and services and/or fulfill labor needs at budgeted costs;

•	our ability to successfully pass along increased material costs to our customers;

•	the loss of one or more of our major customers;

•	our ability to undertake future acquisitions, particularly given the volatility of our stock price;

•	the potential continuing impact of our historical stock option granting practices, including our ability to obtain directors and officers insurance;

•	increasing governmental regulation, particularly relating to certain chemicals which we utilize in our manufacturing processes; and

•	our ability to operate in the international environment, including the ability to develop relationships with international partners in key market areas.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct.  The forward-looking statements made in this Offer to Amend and the SEC reports referred to above relate only to events as of the date on which the statements are made.  We undertake no obligation to update beyond that required by law any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, this Offer will not be made to, nor will acceptances of this Offer be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement.  If anyone makes any representation to you or gives you any information that is different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement, you must not rely upon that representation or information as having been authorized by us.  We have not authorized any person to make any recommendation on our behalf as to whether you should tender your Eligible Options pursuant to this Offer.  If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us.  You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement to which we have referred you.

EMCORE Corporation	November 19, 2008

SCHEDULE I

INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF EMCORE CORPORATION

The EMCORE executive officers and members of the EMCORE board of directors and their respective positions and offices as of October 31, 2008 are set forth in the following table:

NAME	POSITION AND OFFICES HELD
Reuben Richards	Executive Chairman, Chairman of the Board
Thomas Russell, Ph.D. (2) (4)	Chairman Emeritus
Robert Bogomolny (1) (3) (4)	Director
Charles Scott (1) (2) (3) (4)	Director, Chairman of the Audit Committee
John Gillen (1) (2) (3)(4)	Director, Chairman of the Compensation Committee
Hong Hou, Ph. D.	Chief Executive Officer, Director
John Markovich	Chief Financial Officer
John Iannelli, Ph. D.	Chief Technology Officer and Interim General Manager – ESP
Keith Kosco	Chief Legal Officer and Corporate Secretary

(1) Member of Audit Committee.

(2) Member of Nominating Committee.

(3) Member of Compensation Committee.

(4) Determined by the board of directors to be an independent director.

The address of each board member and executive officer is c/o EMCORE Corporation, 10420 Research Road SE, Albuquerque New Mexico 87123

SCHEDULE II

BENEFICIAL OWNERSHIP OF EMCORE SECURITIES BY EMCORE EXECUTIVE OFFICERS AND DIRECTORS

The following table shows the holdings of our common stock as of October 31, 2008 by each executive officer and director of EMCORE :

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Reuben Richards	1,062,054	1%
Thomas Russell, Ph.D.	5,273,791	7%
Robert Bogomolny	86,972	*
Charles Scott	42,409	*
John Gillen	29,242	*
Hong Hou, Ph. D.	200,371	*
John Markovich	-	*
John Iannelli, Ph. D.	96,881	*
Keith Kosco	18,500	*
_____________________

*           Does not exceed 1% of the outstanding shares.